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                                                                     EXHIBIT 4.4





                         IVEX PACKAGING CORPORATION,
                                  as Issuer
                                     and
                     UNITED STATES TRUST COMPANY OF NEW
                              YORK, as Trustee

                        FIRST SUPPLEMENTAL INDENTURE
                       dated as of September ___, 1997
                                $158,000,000
                 12 1/2% SENIOR SUBORDINATED NOTES due 2002
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                 FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental
Indenture"), dated as of September __, 1997, between Ivex Packaging Corporation, a Delaware corporation (the "Company"), and UNITED STATES TRUST COMPANY OF NEW YORK, as trustee (the "Trustee"). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Indenture, dated as of December 15, 1992, between the Company and the Trustee (the "Indenture").
                 WHEREAS the Company and the Trustee are parties to the Indenture relating to the Company's 12 1/2 Senior Subordinated Notes due 2002 (the "Securities");
                 WHEREAS the Company has caused to be delivered to the Holders of the Outstanding Securities an Offer to Purchase and Consent Solicitation Statement, dated August 27, 1997, and a related Consent and Letter of Transmittal, pursuant to which (i) the Company has offered to purchase for cash all of the Outstanding Securities and (ii) the Company has solicited consents to the execution and delivery of this First Supplemental Indenture;
                 WHEREAS Section 902 of the Indenture provides that, with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Securities, by Act of such Holders delivered to the

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Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may, with certain limitations, enter into an indenture supplemental to the Indenture for the purpose of adding, modifying or eliminating provisions of the Indenture or modifying certain rights of Holders of Securities under the Indenture;
                 WHEREAS Holders of at least a majority in aggregate principal amount of the Outstanding Securities have given and not withdrawn their consent to certain amendments to the Indenture;
                 WHEREAS the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;
                 WHEREAS all things necessary to make this First Supplemental Indenture a valid and binding agreement of the parties hereto in accordance with its terms have been done; and
                 WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this First Supplemental Indenture in compliance with the provisions of the Indenture.
                 NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable





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consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
                                 ARTICLE ONE
                           AMENDMENTS TO INDENTURE
                 1.1 Amendment to Article I. Article I ("Definitions and Other Provisions of General Application") of the Indenture is hereby amended by deleting from Section 101 ("Definitions") the definitions of all terms which, pursuant to the amendments to the Indenture contained in this First Supplemental Indenture, are no longer used in the Indenture.
                 1.2 Amendment to Article VII. Article VII ("Lists and Reports by Trustee and Company") of the Indenture is hereby amended by deleting in its entirety Section 704 ("Reports by Company") except for the final sentence of Section 704(a), "The Company shall also comply with the provisions of Section 314(a) of the Trust Indenture Act.", which shall not be deleted.
                 1.3 Amendment to Article VIII. Article VIII ("Consolidation, Merger, Conveyance, Transfer or Lease") of the Indenture is hereby amended by deleting in its entirety Section 801 ("Company May Consolidate, etc. Only on Certain Terms") and inserting in lieu thereof the following: "[intentionally omitted]".





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                 1.4      Amendment to Article X.  Article X ("Covenants") of
the Indenture is hereby amended by deleting in their entirety Sections 1005 ("Maintenance of Properties"), 1006 ("Payment of Taxes and Other Claims"), 1007 ("Limitations on Additional Indebtedness"), 1008 ("Limitations on Preferred Stock of Subsidiaries"), 1009 ("Limitations on Sale and Leaseback Transactions"), 1010 ("Limitations on Restricted Payments"), 1011 ("Limitations on Restrictions on Distributions from Subsidiaries"), 1012 ("Limitations on Asset Sales"), 1013 ("Limitations on Transactions with Affiliates"), 1014 ("Limitations on Liens") and 1015 ("Restriction on Additional Senior Subordinated Indebtedness"), and inserting in each case in lieu thereof the following: "[intentionally omitted]".

                                 ARTICLE TWO
                                MISCELLANEOUS
                 2.1 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture.
                 2.2 Ratification. This First Supplemental Indenture shall form a part of the Indenture and the First Supplemental Indenture and the Indenture shall be read, taken and construed as one and the same instrument





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for all purposes, and every Holder of Outstanding Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
                 2.3 Effectiveness. This First Supplemental Indenture shall become effective as of the date first above written.
                 2.4 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of
the State of New York.
                 2.5 Counterparts. This First Supplemental Indenture may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same document.





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                 IN WITNESS WHEREOF, the parties have executed this First
Supplemental Indenture as of the date first written above.

                                                IVEX PACKAGING CORPORATION


                                                By:
                                                   ---------------------------
                                                   Name:
                                                   Title:


Attest:
        -------------------------
        Name:


                                                UNITED STATES TRUST COMPANY
                                                  OF NEW YORK


                                                By:
                                                   ---------------------------
                                                   Name:
                                                   Title:


Attest:
        -------------------------
        Name:





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